Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Galaxy Gaming, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$85,139,698.80	.00014760	$12,566.62
Fees Previously Paid	—		—
Total Transaction Valuation	$85,139,698.80
Total Fees Due for Filing			$12,566.62
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$12,566.62

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 18, 2024, by and among Evolution Malta Holding Limited, Galaga Merger Sub, Inc. and Galaxy Gaming, Inc.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.001 per share (“Common Stock”), of Galaxy Gaming, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on September 3, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 27,120,510, which consists of:

a.	24,975,826 issued shares of Common Stock;

b.	1,005,000 shares of Common Stock subject to issuance pursuant to In-the-Money Company Stock Options, with a weighted average exercise price of $1.63;

c.	361,364 shares of Common Stock subject to issuance pursuant to outstanding Company Stock Awards; and

d.	778,320 shares of Common Stock subject to issuance pursuant to outstanding Company Warrants.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 3, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 24,975,826 shares of Common Stock multiplied by the Merger Consideration of $3.20;

b.

the product of 1,005,000 shares of Common Stock subject to issuance pursuant to In-the-Money Company Stock Options, multiplied by $1.57 (which is the excess of $3.20 over $1.63, the weighted average exercise price of such In-the-Money Company Stock Options);

c.	the product of 361,364 shares of Common Stock subject to issuance pursuant to outstanding Company Stock Awards multiplied by the Merger Consideration of $3.20; and

d.

the product of 778,320 shares of Common Stock subject to issuance pursuant to Company Warrants, multiplied by $3.19 (which is the excess of $3.20 over $0.01, the exercise price of such Company Warrants)

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00014760.